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                                                                       EXHIBIT 2




                             JOINT FILING AGREEMENT

         Each of Infogrames Entertainment S.A., a corporation organized under the laws of France, and California U.S. Holdings, Inc. a California corporation (collectively, the "Filing Persons"), hereby agrees to file jointly a Schedule 13D and any amendments thereto relating to the Common Stock, par value $.01 per share, of GT Interactive Software Corp., a Delaware corporation, as permitted by Rule 13d-1 of the Securities Exchange Act of 1934, as amended. Each Filing Person agrees that the information set forth in such Schedule 13D and any amendments thereto with respect to such person will be true, complete and correct as of the date of such Schedule 13D or such amendment to the best of its knowledge and belief after reasonable inquiry. Each Filing Person shall promptly notify the other if any of the information set forth in such Schedule 13D shall be or become inaccurate in any material respect or if such Filing Person learns of information which would require an amendment to such Schedule 13D.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this agreement as of the 13th day of December, 1999.

                                        INFOGRAMES ENTERTAINMENT S.A.


                                        By /s/ Bruno Bonnell
                                           ---------------------------
                                               Bruno Bonnell
                                               President


                                        CALIFORNIA U.S. HOLDINGS, INC.


                                        By /s/ Bruno Bonnell
                                           ---------------------------
                                               Bruno Bonnell
                                               President